Exhibit 99.2

Progress Software Corporation

Fiscal Fourth Quarter 2011 Earnings Conference Call – Prepared Remarks

As previously announced, the fourth fiscal quarter 2011 earnings results conference call will be held Wednesday, January 4, 2012 at 9:00 am ET and will include brief comments followed by questions and answers. These prepared remarks will not be read on the call.

These prepared remarks should be read in conjunction with our earnings release. With respect to any non-GAAP financial measures contained in these prepared remarks, we have provided below or included within our earnings release a table of the most directly comparable GAAP financial measure and a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. We have also provided additional information regarding the non-GAAP financial measures in the Current Report on Form 8-K that we filed with the Securities and Exchange Commission simultaneously with the earnings release. You can access this information at www.progress.com.

The matters presented herein and to be discussed on the ensuing conference call, other than historical financial information, consist of forward-looking statements that involve certain risks and uncertainties. Statements indicating that we “expect,” “estimate,” “believe,” “are planning” or “plan to” are forward-looking, as are other statements concerning future financial results, product offerings or other events that have not yet occurred. There are several important risk factors which could cause actual results or events to differ materially from those anticipated by the forward-looking statements contained in this report.

These risks include: the receipt and shipment of new orders; the timely release of enhancements to our products; the growth rates of certain market segments; the positioning of our products in those market segments; the customer demand and acceptance of our new product initiative, the Progress RPM (Responsive Process Management) suite; variations in the demand for professional services and customer support; pricing pressures and the competitive environment in the software industry; the continuing uncertainty in the U.S. and international economies, which could result in fewer sales of our products and may otherwise harm our business; our ability to complete and integrate acquisitions; our ability to realize the expected benefits and anticipated synergies from acquired businesses; our ability to penetrate international markets and manage our international operations; changes in exchange rates. Further information on these risk factors is included in our Securities and Exchange Commission reports. We reserve the right to change our budget, product focus, product release dates, plans and financial projections from time to time as circumstances warrant. We have no obligation to update or modify the information contained in this report in the future when such changes occur.

To access the live broadcast, please visit the investor relations section of the Progress website at www.progress.com. Additionally, you can listen to the call by telephone by dialing 1-800-915-4836, passcode 9464931. An archived version of the conference call and supporting materials will be available on the Progress Software Investor Relations website after the live conference call.

Progress Software Overview

We are a global enterprise software company that enables organizations to achieve higher levels of business performance by improving operational responsiveness. Operational responsiveness is the ability of business processes and systems to respond to changing business conditions and customer interactions as they occur.

We offer a portfolio of best-in-class, real-time software solutions providing enterprises with significantly improved operational responsiveness. A key offering is the Progress® Responsive Process Management (Progress RPM™) suite that provides comprehensive visibility and insight into business systems and

Progress Software Corporation

Fiscal Fourth Quarter 2011 Earnings Conference Call – Prepared Remarks

processes, event processing to respond to events that could affect performance, and business process management enabling companies to continually improve business processes without disruption to their ongoing operations or technology infrastructure. Progress RPM enables enterprises to achieve a higher level of business performance. We also provide enterprise data solutions (data access and integration) and application development platforms (for application development and management, and SaaS enablement). We maximize the benefits of operational responsiveness while minimizing information technology (IT) complexity and total cost of ownership.

Additionally, we provide Independent Software Vendors (ISVs) and end-user organizations software platform technology so that they can develop, deploy and manage sophisticated business applications in complex business environments.

We measure performance within three business units: Application Development Platforms (ADP), Enterprise Business Solutions (EBS) and Enterprise Data Solutions (EDS). Our product lines comply with open standards, deliver high levels of performance and scalability and provide a low total cost of ownership.

Application Development Platforms

Our ADP business unit includes the Progress OpenEdge® product set which enables ISVs and end-user organizations to develop, deploy and manage sophisticated business applications in complex business environments. OpenEdge capabilities continue to expand to include the addition of Business Process Management (BPM) functionality and the ability for our partners can develop dynamic solutions that incorporate business process and integration capabilities across multiple platforms and devices in a secure manner. Whether deployed on-premise, via mobile devices or in the Cloud using the Progress® Arcade™ portal, we offer our customers and ISV partners a single, integrated, development platform that provides significant cost savings and increased productivity. The Progress Orbix® and Progress ObjectStore® products are also part of this business unit.

Enterprise Business Solutions

Our EBS business unit includes solutions that provide responsive integration, business transaction management and real-time business visibility, business event processing, and business process management. Products in this business unit include the Progress Control Tower, the Progress Apama® event processing platform, the Progress Actional® business transaction management platform, the Progress Savvion® business process management suite, the Progress Sonic® integration products and the Fuse™ open source infrastructure products. The integration of some or all of these products in the Progress RPM suite delivers immediate and actionable insight into business operations using the Progress Control Tower™, a unified, interactive interface. The Progress RPM suite enables business users to gain visibility into critical processes, immediately respond to events, and continuously improve business performance without disruption to existing infrastructure. Additionally during the quarter, we enhanced our Business Rules Management System (BRMS) capabilities through the acquisition of Corticon Technologies, Inc. Corticon is recognized as a leading BRMS vendor that enables organizations to make better, faster decisions by automating business rules. Corticon’s patented “no-coding” rules engine automates sophisticated decision processes, empowering organizations to increase efficiencies, operate more responsively and reduce rule development and change cycles by 90 percent.

Demand for our EBS products continues to grow as businesses increasingly need to be more operationally responsive. Successful business leaders require a holistic view inside and across their organization to be able to make the right decisions at the right time. However, it’s not just about

Progress Software Corporation

Fiscal Fourth Quarter 2011 Earnings Conference Call – Prepared Remarks

visibility, it’s also about control. When managers, such as the head of a trading desk or risk manager in financial services, or flight operations director at an airline, have the ability to not only see problems, but also act upon them in an instant, it is a huge competitive advantage for them. The Progress RPM suite and the Progress Control Tower provide business managers with the power to be more operationally responsive.

Enterprise Data Solutions

The EDS business unit helps drive operational responsiveness by delivering the right information, in the right form, at the right time. This business unit includes products that provide data management, data integration, replication, caching, access, and security capabilities spanning multiple data sources. EDS enables enterprises to solve three important challenges: (1) access and integrate fragmented enterprise data and deliver actionable information in real time; (2) leverage mainframe data and applications with different architectures; and (3) connect applications on various platforms to numerous data sources. Products in this business unit include Progress DataDirect® Connect® and Progress DataDirect Shadow® and Progress DataXtend®.

Overall Results

On a GAAP basis, our results for the fiscal fourth quarter of 2011 were the following:

•	Revenue was $136.3 million, a decrease of 6% compared to $145.2 million in the fiscal fourth quarter of 2010.

•	Income from operations was $19.2 million, a decrease of 42% from $32.8 million in the fiscal fourth quarter of 2010.

•	Net income was $11.7 million, a decrease of 45% from $21.3 million in the fiscal fourth quarter of 2010.

•	Diluted earnings per share were $0.18, a decrease of 42% from $0.31 in the fiscal fourth quarter of 2010.

On a non-GAAP basis, our results for the fiscal fourth quarter of 2011 were the following:

•	Revenue was $136.3 million, a decrease of 6% compared to $145.3 million in the fiscal fourth quarter of 2010.

•	Income from operations was $32.8 million, a decrease of 32% from $48.3 million in the fiscal fourth quarter of 2010.

•	Net income was $21.5 million, a decrease of 33% from $32.2 million in the fiscal fourth quarter of 2010.

•	Diluted earnings per share were $0.34, a decrease of 28% from $0.47 in the fiscal fourth quarter of 2010.

The non-GAAP results in the fiscal fourth quarter of 2011 exclude pre-tax charges of $5.7 million for amortization of acquired intangibles, $7.2 million for stock-based compensation, and $0.6 million for acquisition-related and transition expenses.

A reconciliation of these non-GAAP financial measures to the appropriate GAAP financial measures is included at the end of these prepared remarks.

Progress Software Corporation

Fiscal Fourth Quarter 2011 Earnings Conference Call – Prepared Remarks

The following operational analyses are presented using our non-GAAP financial information.

Revenue

Revenue for the fiscal fourth quarter of 2011 was down 6% to revenue reported in Q4 2010. Within the year-over-year change in total revenue, software license revenue for the fiscal fourth quarter decreased 14%, maintenance revenue increased 1%, and professional services revenue decreased 13%. The trends over the past several quarters and for the fiscal year were as follows:

(in millions)

	Q4 2010	Q1 2011	Q2 2011	Q3 2011	Q4 2011	Fiscal 2010	Fiscal 2011
Licenses	$56.5	$51.3	$45.4	$38.7	$48.7	$192.5	$184.1
Year-over-year change	9%	9%	3%	(13)%	(14)%	10%	(4)%
Maintenance	$74.5	$71.2	$75.9	$76.3	$75.2	$287.5	$298.6
Year-over-year change	0%	0%	7%	8%	1%	2%	4%
Professional services	$14.3	$11.8	$13.4	$13.4	$12.4	$50.3	$51.0
Year-over-year change	35%	18%	4%	1%	(13)%	28%	1%

Total	$145.3	$134.3	$134.7	$128.4	$136.3	$530.3	$533.7
Year-over-year change	6%	5%	5%	0%	(6)%	7%	1%

Given our global business, changes in foreign exchange rates impacted our reported fourth quarter expected revenues. On a constant currency basis, fiscal fourth quarter revenues would have decreased by 7%. On a constant currency basis, fiscal fourth quarter software license revenue would have decreased 14%, maintenance revenue would have remained flat, and professional services revenue would have decreased 13%.

Revenue by product segment was as follows:

(in millions)

	Q4 2010	Q1 2011	Q2 2011	Q3 2011	Q4 2011	Fiscal 2010	Fiscal 2011
Application Development Platforms	$89.5	$79.1	$83.9	$79.6	$83.9	$333.3	$326.5
Year-over-year change	0%	(3)%	(1)%	3%	(6)%	1%	(2)%
Enterprise Business Solutions	$34.5	$37.2	$34.2	$30.1	$35.3	$122.0	$136.8
Year-over-year change	32%	34%	37%	(14)%	3%	43%	12%
Enterprise Data Solutions	$21.3	$18.0	$16.6	$18.7	$17.1	$75.0	$70.4
Year-over-year change	1%	(2)%	(11)%	14%	(20)%	(10)%	(6)%

Total	$145.3	$134.3	$134.7	$128.4	$136.3	$530.3	$533.7
Year-over-year change	6%	5%	5%	0%	(6)%	7%	1%

Despite the ADP segment declining 6% in the fourth quarter, it exceeded our internal expectations with better than anticipated performance from our indirect channels. However, in Q4 and throughout 2011, the performance in OpenEdge was more than offset by declines in revenues for other mature product lines included within ADP. OpenEdge revenues in the fiscal fourth quarter were flat with the same quarter in 2010, and Open Edge total revenues in fiscal 2011 increased over fiscal 2010. The performance in OpenEdge was primarily driven by revenues coming from our application partners.

Progress Software Corporation

Fiscal Fourth Quarter 2011 Earnings Conference Call – Prepared Remarks

Our large and loyal base of application partners and ISVs are excited about the enhanced functionality of the recently launched OpenEdge 11, which includes patent-pending multi-tenancy built in to the database along with enhanced integration with our Progress Arcade Portal and enhanced support for mobile devices – all of which respond to the heavy demand of our partners to test and deliver their solutions in a multi-tenant Cloud environment and through mobile devices. In addition, OpenEdge 11 includes tighter integration with our Business Process Management (or BPM) functionality – allowing our partners to modernize their applications with the latest agile business-focused technology. These enhancements make OpenEdge even more competitive, and as such, we expect the OpenEdge revenues to remain stable in 2012.

Our EBS segment grew 3% in the fourth quarter. While this was an improvement over the third quarter decline, the growth was slower than the rate we experienced earlier in the year. During Q4, some customers delayed software investments in response to macroeconomic uncertainty. In addition, we continued to experience low sales productivity as we continued to make changes in our direct sales organization.

We remain focused on improving our EBS segment’s performance. During 2011 and continuing into 2012, we are investing in our EBS segment with four primary goals in mind: (i) increase product integration, (ii) strengthen our field capabilities and capacity, (iii) build momentum in the marketplace for the RPM value proposition, with a specific focus on industry verticals and (iv) better penetrate select geographic markets. We are dramatically improving the integration of the products within EBS, as will be reflected in the RPM Suite launch scheduled for later this year. Additionally, a new version of Progress Control Tower, powered by the Progress RPM Suite, launched in the second half of 2011 and is revolutionizing the way business owners can see, respond and improve their business in real time. We also began a number of changes in the structure, skills, and leadership of our field organization to improve our solution selling capabilities to business owners and IT buyers. While we have seen some early positive signs from these efforts, we have not yet finished the investment process around these changes and we certainly have not fully realized expected productivity levels within our direct sales organization. Additionally, we increased our investment in thought leadership and evangelism around the value proposition of RPM and intelligent business operations, and this work continues into 2012. In the second half of 2011, Progress began an aggressive investment in personnel and a knowledge base around the key industries that we are focused on for our RPM business. However, we believe the return on this investment was not evident in 2011. As our investments continue to come together and we expand our reach to select Asian and emerging markets, we are optimistic about EBS performance for the second half of the 2012 and into 2013.

Our EDS segment declined in the fourth quarter, but it also exceeded our internal expectations, largely due to our indirect channel. We have focused on improving the overall EDS business performance, with a specific emphasis on improving our demand generation process through the web for our Data Connect product line (a large driver of leads), which was problematic throughout the year. However, we do anticipate continuing revenue fluctuations in EDS quarter to quarter due to the dependence on larger deals through our OEM channel.

Progress Software Corporation

Fiscal Fourth Quarter 2011 Earnings Conference Call – Prepared Remarks

Revenue by geographic region was as follows:

(in millions)

	Q4 2010	Q1 2011	Q2 2011	Q3 2011	Q4 2011	Fiscal 2010	Fiscal 2011
North America	$63.4	$64.5	$60.5	$59.7	$66.9	$245.9	$251.6
Year-over-year change	8%	11%	(3)%	(4)%	6%	10%	2%
EMEA	$59.5	$51.4	$52.9	$48.0	$49.4	$204.4	$201.7
Year-over-year change	2%	(2)%	15%	3%	(17)%	(2)%	(1)%
Latin America	$11.3	$9.2	$9.4	$10.4	$10.1	$39.9	$39.1
Year-over-year change	(4)%	(6)%	1%	9%	(11)%	18%	(2)%
Asia Pacific	$11.1	$9.2	$11.9	$10.3	$9.9	$40.1	$41.3
Year-over-year change	37%	19%	11%	(4)%	(10)%	29%	3%

Total	$145.3	$134.3	$134.7	$128.4	$136.3	$530.3	$533.7
Year-over-year change	6%	5%	5%	0%	(6)%	7%	1%

Business outside North America was 51% of the quarterly total in the fiscal fourth quarter of 2011 as compared to 56% in the fiscal fourth quarter of 2010. One of the challenges we faced in Q4 as we prepared for the future was some customer delays on software investments in response to macroeconomic uncertainty, particularly in Europe. In the fiscal fourth quarter, revenues in EMEA were helped by a slightly stronger Euro, and on a constant currency basis, EMEA revenue would have been down 18% compared to last year. In Europe, we had a few large OpenEdge license sales to direct customers during the fourth quarter of 2010 and that result did not occur again in the fourth quarter of 2011. Latin America was negatively impacted by currency, and constant currency revenue would have decreased 9% versus the 11% decrease reported. The revenue in Asia Pacific was helped by stronger local currencies, primarily the Australian dollar and Japanese yen, and would have declined 13% at constant currency.

License revenue by channel was as follows:

(in millions)

	Q4 2010	Q1 2011	Q2 2011	Q3 2011	Q4 2011	Fiscal 2010	Fiscal 2011
Direct end users	$28.5	$24.7	$23.3	$13.9	$20.9	$94.8	$82.8
Year-over-year change	3%	1%	19%	(39)%	(27)%	10%	(13)%
Indirect partners	$28.0	$26.6	$22.1	$24.8	$27.8	$97.7	$101.3
Year-over-year change	16%	18%	(11)%	12%	(1)%	10%	4%

Total	$56.5	$51.3	$45.4	$38.7	$48.7	$192.5	$184.1
Year-over-year change	9%	9%	3%	(13)%	(14)%	10%	(4)%

Software license revenue from direct end users decreased 27%, and software license revenue from indirect partners, including Application Partners and OEMs, decreased 1% in the fiscal fourth quarter of 2011 as compared to the fiscal fourth quarter of 2010. Application Partners accounted for 72% of OpenEdge software license revenue as compared to 61% in the fiscal fourth quarter of 2010. This is a result of continued growth in our indirect channel and less focus on selling the OpenEdge product directly to an end user customer base.

Progress Software Corporation

Fiscal Fourth Quarter 2011 Earnings Conference Call – Prepared Remarks

Over the past year, and continuing into 2012, we have focused on building the capacity and capabilities of our direct field organization in selling our EBS solutions. During 2011, we saw the average deal size for larger direct opportunities increase by about 7%. However, during the fiscal fourth quarter of 2011 we saw a decline in the number of large deals compared to the fourth quarter of 2010, primarily due to delayed purchasing decisions within the customer base and execution challenges within our direct sales organization for the EBS segment.

	Q3 2010	Q4 2010	Q1 2011	Q2 2011	Q3 2011	Q4 2011
# of Direct End User Deals > $500K	5	18	12	12	6	9

Average Deal Size (TTM) to Direct End Users > $100K	$306K	$331K	$345K	$382K	$391K	$355K

We believe the company will increase the average transaction size going forward. Principal catalysts for this include closure of existing opportunities, further penetration of RPM solution sales, additional industry-specific solution accelerators, and incremental revenue growth through closer engagement with ISV and OEM partners.

Backlog

Our aggregate revenue backlog at the end of the fiscal fourth quarter of 2011 was approximately $176 million, of which $152 million was included on our balance sheet as deferred revenue, primarily related to unamortized maintenance and support contracts. The remaining backlog amount of approximately $24 million was composed of multi-year licensing arrangements of approximately $15 million and open software license orders received but not shipped of approximately $9 million.

For comparison purposes, our aggregate revenue backlog at the end of the fiscal fourth quarter of 2010 was approximately $174 million, of which $142 million was included on our balance sheet as deferred revenue, primarily related to unexpired maintenance and support contracts. The remaining amount of backlog of approximately $32 million was composed of multi-year licensing arrangements of approximately $16 million and open software license orders received but not shipped of approximately $16 million.

We do not believe that backlog at any particular date is indicative of future results. In addition, there is no industry standard for the definition of backlog and there may be an element of estimation in determining the amount. As such, direct comparisons with other companies may be difficult or potentially misleading.

Acquisitions

On October 28th, the company completed the acquisition of Corticon Technologies, Inc., a leading Business Rules Management System (BRMS) vendor that enables organizations to make better, faster decisions by automating business rules. The Corticon solution, which will be integrated into the EBS product segment, reinforces Progress’ commitment to deliver operational responsiveness by helping customers build highly agile, responsive business systems with models and tools that maximize simplicity and accelerate time-to-value.

The company continues to evaluate additional opportunities, with a particular emphasis on enhancing the EBS product portfolio through future acquisitions similar to Corticon.

Progress Software Corporation

Fiscal Fourth Quarter 2011 Earnings Conference Call – Prepared Remarks

Cost of Revenue and Operating Expenses

Our fourth quarter non-GAAP operating margin was 24%, down from 33% in the fourth quarter of fiscal 2010. The operating margin in the fourth quarter of 2010 was exceptionally high, as a result of cost reductions and restructuring activities that occurred in Q3 2010. Operating margin in Q4 2011 was primarily impacted by the continued investments in the field organization in support of our industry vertical and solutions focus. The increase in selling expenses was partially offset by reductions in product development costs as a result of our off-shoring activities, and by lower incentive compensation and commission expenses.

Cost of revenue and operating expenses were as follows:

(in millions)

	Q4	Q1	Q2	Q3	Q4	FY	FY
	2010	2011	2011	2011	2011	2010	2011
Cost of revenue	$20.3	$19.9	$22.1	$22.4	$21.7	$78.3	$86.2
Year-over-year change	9%	7%	12%	14%	7%	8%	10%
Sales and marketing	$44.7	$43.4	$43.4	$43.3	$50.0	$163.3	$180.2
Year-over-year change	(6)%	4%	12%	14%	12%	(7)%	10%
Product development	$21.1	$19.4	$18.5	$17.6	$18.6	$86.4	$74.1
Year-over-year change	(4)%	(13)%	(17)%	(15)%	(12)%	(3)%	(14)%
General and administrative	$10.8	$10.3	$10.8	$14.5	$13.2	$45.7	$48.9
Year-over-year change	(7)%	(19)%	(5)%	37%	22%	(7)%	7%

Other Expenses and Headcount

Other income (expense) for the fiscal fourth quarter of 2011 was approximately $0.1 million as compared to $(1.2) million in the fiscal fourth quarter of 2010. The fiscal fourth quarter of 2010 included a decrease in value of our foreign currency average rate option contracts of approximately $0.6 million.

Our non-GAAP effective tax rate was 34.5% as compared to 31.7% in the fiscal fourth quarter of 2010.

Quarter end headcount of 1,744 was up 2% from the end of last quarter and up 11% from one year ago.

Balance Sheet Information

During the fourth quarter, the company purchased $65 million of its common stock. Our cash and short term investments balance was $261 million at the end of the quarter as compared to $347 million at the end of the prior quarter. In addition, we had approximately $34 million in auction rate securities, included in other assets, at the end of the quarter. Our DSO was 73 days at the end of the fourth quarter, up 14 days from the end of the fiscal third quarter and down one day from the end of fiscal 2010.

Progress Software Corporation

Fiscal Fourth Quarter 2011 Earnings Conference Call – Prepared Remarks

Business Outlook

At this time, we are not providing fiscal year 2012 guidance. However, we are providing the following non-GAAP guidance for the fiscal first quarter of 2012:

•	Revenue is expected to be approximately $120 million, representing a decrease of approximately 10% year over year.

•	Diluted earnings per share are expected to be approximately $0.25, representing a decrease of approximately 40% year over year.

The non-GAAP guidance excludes approximately $5.6 million of amortization of acquired intangibles and approximately $5.3 million of stock-based compensation, as well as any restructuring, transition and acquisition-related expenses, and the respective income tax effects.

This guidance assumes no further economic shocks, including any increased global slowdown in the economy or within our vertical markets, and no further strengthening of the US dollar against currencies from which we derive a significant portion of our business.

We will release our financial results and prepared remarks relating to our fiscal first quarter in 2012 on March 27, 2012 after the U.S. financial markets close, and hold the fiscal first quarter earnings results conference call with management on Wednesday, March 28, 2012 at 9 a.m. ET.

Progress Software Corporation

Fiscal Fourth Quarter 2011 Earnings Conference Call – Prepared Remarks

Reconciliation of GAAP to Non-GAAP Financial Measures

(In millions, except per share amounts)
	Q4 2010	Q1 2011	Q2 2011	Q3 2011	Q4 2011	Fiscal 2010	Fiscal 2011
GAAP revenue	$145.2	$134.2	$134.7	$128.3	$136.3	$529.1	$533.6
Non-GAAP adjustments:
Fair value of acquired deferred maintenance and services revenue	0.1	0.1	0.0	0.0	—	1.2	0.1

Non-GAAP revenue	$145.3	$134.3	$134.7	$128.4	$136.3	$530.3	$533.7

GAAP cost of revenue	$25.4	$24.1	$26.2	$26.8	$26.2	$99.3	$103.3
Non-GAAP adjustments:
Amortization of acquired intangibles	(4.9)	(4.0)	(3.9)	(4.0)	(3.9)	(20.1)	(15.7)
Stock-based compensation	(0.2)	(0.2)	(0.2)	(0.4)	(0.6)	(0.9)	(1.4)

Non-GAAP cost of revenue	$20.3	$19.9	$22.1	$22.4	$21.7	$78.3	$86.2

GAAP sales and marketing expenses	$46.1	$44.7	$44.3	$45.3	$51.8	$168.8	$186.1
Non-GAAP adjustments:
Stock-based compensation	(1.4)	(1.3)	(0.9)	(2.0)	(1.8)	(5.5)	(5.9)

Non-GAAP sales and marketing expenses	$44.7	$43.4	$43.4	$43.3	$50.0	$163.3	$180.2

GAAP product development expenses	$22.2	$20.9	$20.1	$19.1	$20.6	$90.6	$80.7
Non-GAAP adjustments:
Stock-based compensation	(1.1)	(1.3)	(1.3)	(1.3)	(1.9)	(4.2)	(5.8)
Transition expense	—	(0.2)	(0.3)	(0.2)	(0.1)	—	(0.8)

Non-GAAP product development expenses	$21.1	$19.4	$18.5	$17.6	$18.6	$86.4	$74.1

GAAP general and administrative expenses	$13.6	$11.9	$13.7	$20.3	$16.2	$51.8	$62.1
Non-GAAP adjustments:
Stock-based compensation	(2.3)	(1.4)	(2.8)	(5.8)	(3.0)	(6.9)	(12.9)
Stock option investigation expense	—	—	—	—	—	1.3	—
Transition expense	(0.5)	(0.2)	(0.1)	(0.0)	—	(0.5)	(0.3)

Non-GAAP general and administrative expenses	$10.8	$10.3	$10.8	$14.5	$13.2	$45.7	$48.9

GAAP income from operations	$32.8	$28.3	$27.2	$13.5	$19.2	$67.7	$88.2
GAAP operating margin %	23%	21%	20%	11%	14%	13%	17%
Non-GAAP adjustments:
Fair value of acquired deferred maintenance and services revenue	0.1	0.1	0.0	0.0	—	1.2	0.1
Amortization of acquired intangibles	7.5	6.2	5.9	5.9	5.7	30.6	23.7
Stock-based compensation	4.9	4.2	5.1	9.5	7.2	17.6	26.0
Stock option investigation expense	—	—	—	—	—	(1.3)	—
Transition, restructuring and acquisition-related expenses	2.9	2.5	1.6	1.6	0.6	40.9	6.3

Total operating adjustments	15.4	13.0	12.6	17.0	13.6	88.9	56.2

Non-GAAP income from operations	$48.3	$41.3	$39.8	$30.5	$32.8	$156.6	$144.4

Non-GAAP operating margin %	33%	31%	30%	24%	24%	30%	27%
GAAP net income	$21.3	$20.5	$18.0	$8.6	$11.7	$48.6	$58.8
Non-GAAP adjustments:
Operating adjustments (from above)	15.4	13.0	12.6	17.0	13.6	88.9	56.2
Insurance settlement of pre-acquisition contingency	—	—	—	—	—	(0.9)	—
Income tax adjustment	(4.6)	(4.0)	(4.0)	(5.0)	(3.7)	(30.6)	(16.7)

Non-GAAP net income	$32.2	$29.5	$26.6	$20.6	$21.5	$106.1	$98.2

Non-GAAP earnings per share - diluted	$0.47	$0.42	$0.38	$0.31	$0.34	$1.60	$1.45
Weighted average shares outstanding - diluted	67.8	69.7	69.2	67.3	64.0	66.2	67.5

Amounts may not foot due to rounding.